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                     [ESB FINANCIAL CORPORATION LETTERHEAD]

                                  PRESS RELEASE

FOR IMMEDIATE RELEASE                     CONTACT:

JULY 21, 1999                             CHARLOTTE A. ZUSCHLAG
                                          PRESIDENT AND CHIEF
                                          EXECUTIVE OFFICER
                                          ESB FINANCIAL CORPORATION
                                          (724) 758-5584

                                          THOMAS F. ANGOTTI
                                          PRESIDENT AND CHIEF
                                          EXECUTIVE OFFICER
                                          SHS BANCORP, INC.
                                          (412) 231-0809

                  ESB FINANCIAL CORPORATION AND SHS BANCORP, INC
                             ANNOUNCE PLANS TO MERGE

Ellwood City and Pittsburgh, Pennsylvania. ESB Financial Corporation (NASDAQ
NMS: ESBF) and SHS Bancorp, Inc., (OTC BB: SHSB) jointly announced the execution of a definitive merger agreement wherein ESB Financial Corporation will acquire SHS Bancorp, Inc., a $90 million thrift holding company headquartered on the North Shore of Pittsburgh, Pennsylvania. Spring Hill Savings Bank, FSB, the wholly owned subsidiary of SHS Bancorp, Inc., which has four community offices in Allegheny County will be merged by ESB Financial Corporation into its bank subsidiary ESB Bank, FSB, an eleven branch, full service community bank headquartered in Ellwood City, Pennsylvania. This acquisition expands ESB Bank's presence in Allegheny County from three to seven full service community branch locations.

Under the terms of the agreement, SHS Bancorp, Inc. will merge into ESB Financial Corporation. Spring Hill Savings Bank will then be merged with and into ESB Bank, FSB as soon as practicable following consummation of the transaction. Each shareholder of SHS Bancorp, Inc. will have the right to elect to receive $17.80 in cash or 1.3 shares of ESB Financial Corporation common stock (subject to adjustment) for each share of SHS Bancorp, Inc. common stock owned. The final form of consideration is subject to adjustment, so that at least but no more than 40% of the total outstanding SHS Bancorp, Inc. common stock be exchanged for cash. As part of the merger agreement, ESB Financial Corporation will elect two board members from the current board of SHS Bancorp, Inc. to serve as board members of ESB Bank, FSB. As a condition to the transaction, SHS Bancorp, Inc. granted an option to ESB Financial Corporation to purchase up to 115,000 shares of SHS Bancorp, Inc. stock upon the occurrence of certain events.
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Charlotte A. Zuschlag, President and CEO of ESB Financial Corporation and ESB
Bank, FSB, stated that "Spring Hill Savings Bank is a high quality community bank that shares our tradition and philosophy of being a community oriented financial institution. This acquisition enhances ESB Bank's presence in the local neighborhoods of Allegheny County where a community bank is welcomed and supported. Growth in the form of community branch banking continues to be our goal. This will be the third such transaction since 1994." Ms. Zuschlag added, "we expect that this acquisition will be accretive to ESB Financial Corporation shareholders within one year of the effective date of the transaction."

Thomas F. Angotti, President and CEO of SHS Bancorp, Inc. and Spring Hill Savings Bank, FSB, stated that "We are very pleased to be joining forces with ESB Bank, FSB, an institution that enjoys an outstanding reputation with its customers and the communities that it serves. We anticipate many benefits from the merger, including but not limited to expanded deposit and loan products and a larger more convenient branch network. We are certain that our shareholders, customers, and employees will continue to be well served by this new partnership."

The total value of the acquisition is estimated to be $13.7 million and is subject to regulatory and shareholder approvals and other customary conditions. Upon completion of the merger, ESB Financial Corporation will have approximately $1.1 billion in consolidated assets, $71 million in consolidated shareholders' equity, and will operate 15 community branch offices in the contiguous Pennsylvania counties of Lawrence, Allegheny, Beaver and Butler.